Exhibit 99.1

Bryn Mawr Bank Corporation

FOR RELEASE:	IMMEDIATELY

FOR MORE INFORMATION CONTACT:

Ted Peters, Chairman

610-581-4800 or

610-525-2531 (evening)

tpeters@bmtc.com

J. Duncan Smith, CFO

610-526-2466 or

610-306-8489 (evening)

jdsmith@bmtc.com

Bryn Mawr Bank Corporation Reports a 12.1% Increase in Fourth

Quarter Diluted Earnings Per Share.

BRYN MAWR, Pa. January 25, 2007 - Bryn Mawr Bank Corporation, (NASDAQ: BMTC), (the “Corporation”), parent of The Bryn Mawr Trust Company (the “Bank”), today announced fourth quarter 2006 diluted earnings per share of $0.37, an increase of $0.04 or 12.1% compared to $0.33 in the same period last year. Net income for the fourth quarter of 2006 was $3.208 million, an increase of 11.2% or $324 thousand, compared to $2.884 million in last year’s fourth quarter. “We are pleased with our strong results during the quarter, especially considering the difficult interest rate environment and the costs associated with starting a leasing company and opening a loan production office,” commented Chairman and CEO, Ted Peters.

Return on average equity (ROE) and return on average assets (ROA) for the quarter ended December 31, 2006, were 15.01% and 1.62%, respectively. ROE was 15.04% and ROA was 1.65% for the same period last year. The primary factors contributing to the increase in earnings for the fourth quarter of 2006 compared to the same period last year were an increase in Wealth Management fee revenue of $295 thousand or 10.0% and a decrease in non-interest expenses of $292 thousand or 3.6%. Tax equivalent net interest income for the three months ended

December 31, 2006, increased $175 thousand to $8.520 million from $8.345 million in the same period last year, as the volume of interest income from new loans offset the increase in the cost of funding.

Net income for year ended December 31, 2006, was $12.716 million, an increase of 12.0% or $1.366 million, compared to $11.350 million in the same period last year. Diluted earnings per share for the year ended December 31, 2006, were $1.46, an increase of $0.15 or 11.5%, compared with $1.31 in 2005. ROE and ROA for 2006 were 15.65% and 1.72%, respectively. ROE was 15.44% and ROA was 1.66% for the same period last year.

The major factor contributing to the increase in earnings for the full-year 2006 compared to the full-year 2005 was a $2.048 million or 6.5% increase in the Corporation’s tax equivalent net interest income to $33.655 million from $31.607 million in 2005, despite a decrease in the tax equivalent net interest margin of 14 basis points to 4.90% in 2006 from 5.04% in 2005. Also contributing to the increase in earnings was a nominal decrease in overall non-interest expense of $150 thousand as total non-interest expenses were $31.423 million. Additionally, fees for Wealth Management services increased 7.7% or $883 thousand to $12.422 million in 2006 versus $11.539 million in 2005, partially offsetting declines in residential mortgage-related revenues.

Asset quality remains strong with non-performing assets of $0.8 million at December 31, 2006, which represent 0.10% of total assets. While the allowance for loan and lease losses (“allowance”) increased to $8.122 million at December 31, 2006 from $7.402 million at December 31, 2005, the allowance as a percentage of portfolio loans decreased to 1.19% from 1.24% over the same time period. The decrease in the allowance as a percentage of portfolio loans is attributed to strong loan growth in the second and third quarters of 2006 and continued strength in asset quality. Net loan charge-offs were $112 thousand and $287 thousand for the years ended December 31, 2006 and 2005, respectively.

Portfolio loans increased $86.1 million or 14.5% to $681.3 million at December 31, 2006 from $595.2 million at December 31, 2005, reflecting a significant increase in commercial mortgage and construction loan closings in the second and third quarters of 2006. Also contributing to the growth was the formation of BMT Leasing Inc., a small ticket equipment leasing business and a wholly owned subsidiary of the Bank, which added $7.0 million in balances since its opening in September of 2006. Fourth quarter 2006 average loans increased $77.7 million or 13.1% over fourth quarter 2005 average loans. The Corporation recently opened a business loan production office in downtown West Chester, Pennsylvania to help maintain this growth.

Mr. Peters continued, “Chester County continues to offer some of the most attractive expansion opportunities for our franchise, and establishing this presence in the heart of West Chester, the county seat of Chester County, will help us capitalize on those opportunities. We are fortunate to have David Glarner and Peter D’Angelo, both well known and highly experienced business lenders, to head up our new loan production office in the area.”

The Corporation’s interest bearing liabilities at December 31, 2006 include approximately $65 million in market rate wholesale certificates and short-term borrowings compared with $5 million at December 31, 2005. Deposit balances at December 31, 2006 and 2005, reflect approximately $35 million and $25 million, respectively, in demand deposit balances that represent short term in-flows from customer year-end activity. Total deposits, including the short term in-flows were $714 million and $636 at December 31, 2006 and 2005, respectively. This represents a year over year increase in total deposits of $78.2 million or 12.3%.

The Corporation adopted Statement of Financial Accounting Standards No. 158 “Employers’ Accounting for Defined Benefit Pension Plans and Other Postretirement Plans” in the fourth quarter of 2006. As a result of its adoption, the Corporation recorded additional pension liabilities of approximately $6.5 million, deferred taxes of approximately $2.3 and a reduction of accumulated other comprehensive income (capital) of approximately $4.2 million effective December 31, 2006.

The reduction in capital does not have an impact on regulatory capital, as Federal bank and thrift regulatory agencies announced an interim decision in December 2006 that SFAS No. 158 will not affect bank organization’s regulatory capital in 2006. The Federal bank and thrift regulatory agencies have not made any announcements as to the impact of SFAS No. 158 on regulatory capital in 2007 and beyond.

During the last twelve months, the Corporation has seen a shift in the mix of its core deposits as some lower cost interest bearing checking, money market accounts and savings accounts moved into higher yielding certificates of deposit. This shift in the core deposit mix is a national trend as many financial institutions are having similar experiences. The utilization of market rate wholesale funding, the shift in deposit mix and the increase in interest rates resulted in overall funding costs rising faster than the yield on interest earning assets. The Corporation anticipates that funding for 2007 earning asset growth will be predominately wholesale funding as core deposit growth remains very difficult.

At December 31, 2006, the Corporation had over $248 million in unused borrowing capacity at the Federal Home Loan Bank of Pittsburgh, along with capacity under federal funds lines at other financial institutions of $68 million.

Mr. Peters concluded, “Over the next year and in 2008, The Bryn Mawr Trust Company will continue with the expansion of its retail banking footprint with controlled de novo expansion in the suburban Philadelphia market. The Corporation’s new Ardmore branch was opened on January 15, 2007, with a dedication ceremony honoring long-time employee and former Ardmore resident Harold Thompson. The planned full service West Chester branch is expected to open in the first half of 2008.”

As mentioned in several recent SEC filings, the Corporation has an agreement of sale to sell the property that previously served as the Wynnewood branch location to an independent third party in the first quarter of 2007 for approximately $1.850 million. The book value of the property is approximately $450 thousand.

Non-interest income for the fourth quarter of 2006 was $4.624 million, an increase of $196 thousand or 4.4% compared with $4.428 million in the same period last year. The increase in non-interest income is attributable to an increase in Wealth Management services fee income and other operating income, partially offset by a continued decline in residential mortgage related revenues. Wealth Management assets under management and administration were $2.515 billion at December 31, 2006, compared with $2.248 billion at December 31, 2005.

Non-interest expense for the fourth quarter of 2006 decreased $292 thousand or 3.6% to $7.846 million when compared to the same period last year. This decrease is due to lower incentive compensation and reductions in pension costs, partially offset by increased occupancy, leasing company startup costs, and staffing costs relating to the West Chester loan production office.

Non-interest income for the twelve months ended December 31, 2006, increased $99 thousand or 0.5% to $18.361 million when compared to the same period last year. Wealth Management services fee income increased $883 thousand or 7.7% to $12.422 million in 2006 from $11.539 million in 2005, while other non-interest income categories in the aggregate declined $784 thousand over the same time period, primarily due to lower residential mortgage related revenue.

Non-interest expense for the twelve months ended December 31, 2006, decreased $150 thousand to $31.423 million when compared to the same period last year, primarily due to reductions in incentive compensation, mortgage servicing right amortization and professional fees, partially offset by increased occupancy costs, employee benefit costs, leasing company startup costs and West Chester staffing additions.

On a sequential basis, diluted earnings per share of $0.37 was unchanged and net income of $3.208 million for the quarter ended December 31, 2006, showed a nominal decrease from third quarter 2006 results. Net interest income on a tax equivalent basis for the fourth quarter of 2006 increased $36 thousand or 0.4% compared to the third quarter of 2006 as increased funding costs partially offset incremental interest income. The tax equivalent net interest margin declined to 4.65% in the fourth quarter of 2006 from 4.78% in the third quarter of 2006. The decline in the tax equivalent net interest margin is attributable to the funding of loan growth with wholesale sources and a continued shift of lower cost core deposits into higher cost certificates of deposit. Management expects these market conditions to continue in 2007, resulting in increased downward pressure on the net interest margin.

Wealth Management services fee income on a sequential basis increased $228 thousand or 7.6% from the third quarter of 2006, as the estate, retirement services and investment management components performed well. Other components of non-interest income declined $167 thousand in the aggregate, primarily from a reduction in residential mortgage related revenues. Overall non-interest expenses increased nominally by $16 thousand to $7.846 million in the fourth quarter of 2006 when compared to the third quarter of 2006.

The Corporation’s Board of Directors declared a quarterly dividend of $0.12 per share, payable March 1, 2007, to shareholders of record as of February 2, 2007.

In conjunction with this release, the Corporation will host a conference call, followed by a question and answer session, on Thursday, January 25th at 4:30 p.m. Eastern Time. Interested parties may participate by calling 973-935-8753 at 4:25 p.m. Eastern Time and referencing conference PIN 8346945. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through February 1, 2007. The number to call for the taped replay is 973-341-3080 and the conference PIN is 8346945.

The conference call will be simultaneously broadcasted live over the Internet through a webcast on the Bryn Mawr Bank Corporation website. To access the call, please visit the website at http://www.bmtc.com/investor_01.cfm. An online archive of the webcast will be available within two hours of the conclusion of the call.

Bryn Mawr Bank Corporation, including its principal subsidiary, The Bryn Mawr Trust Company, which was founded in 1889, has $827 million in corporate assets and $2.5 billion in trust and investment assets under management and administration. Bryn Mawr Bank Corporation stock is publicly held and traded on NASDAQ Global Market under the symbol of BMTC. Bryn Mawr Trust offers a full range of personal and business banking services, consumer and commercial loans, equipment leasing, mortgages, insurance, and wealth management services, including investment management, trust and estate administration, retirement planning, custody services, and tax planning and preparation. Headquartered in Bryn Mawr, Pennsylvania, Bryn Mawr Trust has eight full-service branches serving residents and businesses in the affluent “Main Line” suburbs of Pennsylvania. It also maintains seven limited service offices located in upscale adult communities.

This release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words believe, expect, anticipate, intend, plan, estimate or words of similar meaning. Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Corporation’s control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements speak only as of the date they are made. The Corporation does not undertake to update forward-looking statements.

The accompanying financial statements and reconciliation statement are an integral part of this press release.

# # # #

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data

(Dollars in thousands, except per share data)

December 31, 2006

(unaudited)

		For The Three Months Ended
For the period:	Dec 31, 2006	Sep 30, 2006	Jun 30, 2006	Mar 31, 2006	Dec 31, 2005
Interest income	$12,446	$12,017	$11,098	$10,345	$10,235
Interest expense	4,021	3,627	2,795	2,164	1,965

Net interest income	8,425	8,390	8,303	8,181	8,270
Provision for loan and lease losses	211	258	209	154	173

Net interest income after provision for loan and lease losses	8,214	8,132	8,094	8,027	8,097
Fees for wealth management services	3,241	3,013	3,048	3,120	2,946
Loan servicing and late fees	283	271	282	290	304
Service charges on deposits	376	388	397	379	392
Net gain on sale of loans	182	268	254	250	244
Other operating income	542	623	594	560	542

Noninterest income	4,624	4,563	4,575	4,599	4,428
Salaries and wages	3,982	4,109	3,834	3,829	4,183
Employee benefits	951	887	1,131	1,318	999
Occupancy and bank premises	632	636	642	624	571
Furniture fixtures and equipment	481	486	476	482	495
Advertising	238	187	273	200	277
Amortization of mortgage servicing rights	90	88	84	86	92
Professional fees	225	285	209	297	386
Other expenses	1,247	1,152	1,253	1,009	1,135

Noninterest expense	7,846	7,830	7,902	7,845	8,138
Income before income taxes	4,992	4,865	4,767	4,781	4,387
Income tax expense	1,784	1,630	1,630	1,645	1,503

Net income	$3,208	$3,235	$3,137	$3,136	$2,884

Per share data:
Weighted average shares outstanding	8,588,820	8,575,170	8,577,365	8,570,675	8,556,250
Dilutive potential common shares	120,792	109,995	113,690	109,837	110,576

Adjusted weighted average dilutive shares	8,709,612	8,685,165	8,691,055	8,680,512	8,666,826
Basic earnings per common share	$0.37	$0.38	$0.37	$0.37	$0.34
Diluted earnings per common share	$0.37	$0.37	$0.36	$0.36	$0.33
Dividend declared per share	$0.12	$0.12	$0.11	$0.11	$0.11

Note: Certain prior period amounts have been reclassified to conform to current period presentation.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data

(Dollars in thousands, except per share data)

December 31, 2006

(unaudited)

	For The Twelve Months Ended
For the period:	December 31, 2006	December 31, 2005
Interest income	$45,906	$37,951
Interest expense	12,607	6,600

Net interest income	33,299	31,351
Provision for loan and lease losses	832	762

Net interest income after provision for loan and lease losses	32,467	30,589
Fees for wealth management services	12,422	11,539
Loan servicing and late fees	1,126	1,303
Service charges on deposits	1,540	1,593
Net gain on sale of loans	954	1,622
Other operating income	2,319	2,205

Noninterest income	18,361	18,262
Salaries and wages	15,754	15,862
Employee benefits	4,287	4,075
Occupancy and bank premises	2,534	2,272
Furniture fixtures and equipment	1,925	1,941
Advertising	898	960
Amortization of mortgage servicing rights	348	606
Professional fees	1,016	1,292
Other expenses	4,661	4,565

Noninterest expense	31,423	31,573
Income before income taxes	19,405	17,278
Income tax expense	6,689	5,928

Net income	$12,716	$11,350

Per share data:
Weighted average shares outstanding	8,578,050	8,563,027
Dilutive potential common shares	113,579	101,200

Adjusted weighted average shares	8,691,629	8,664,227
Basic earnings per common share	$1.48	$1.33
Diluted earnings per common share	$1.46	$1.31
Dividend declared per share	$0.46	$0.42

Note: Certain prior period amounts have been reclassified to conform to current period presentation.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data

(Dollars in thousands, except per share data )

December 31, 2006

(unaudited)

For the period:	2006 4Q	2006 3Q	2006 2Q	2006 1Q	2005 4Q
Asset Quality Data
Nonaccrual loans	$704	$794	866	773	390
90 + days past due loans	119	835	794	5	—

Nonperforming loans	$823	$1,629	1,660	778	390
OREO	—	—	—	25	25

Nonperforming assets	$823	$1,629	1,660	803	415

Allowance for loan losses	$8,122	$8,025	7,779	7,571	7,402
Allowance for loan losses / loans	1.19%	1.20%	1.22%	1.25%	1.24%
Allowance for loan losses / nonperforming loans	987%	493%	469%	973%	1,898%
Nonperforming loans / loans	0.12%	0.24%	0.26%	0.13%	0.07%
Nonperforming assets / assets	0.10%	0.21%	0.22%	0.11%	0.06%
Net loan charge-offs (recoveries)	114	12	1	(15)	162
Net loan charge-offs (annualized)/ average loans	0.07%	0.01%	NC *	NC *	0.11%

(NC*- Not calculated as there were no significant charge-offs)

	2006 4Q	2006 3Q	2006 2Q	2006 1Q	2005 4Q
Selected ratios (annualized):
Return on average assets	1.62%	1.69%	1.74%	1.83%	1.65%
Return on average shareholders’ equity	15.01%	15.58%	15.70%	16.27%	15.04%
Yield on interest earning assets*	6.85%	6.82%	6.72%	6.58%	6.41%
Cost of interest bearing funds	2.99%	2.80%	2.35%	1.92%	1.73%
Net interest margin*	4.65%	4.78%	5.04%	5.22%	5.19%
Tier 1 leverage ratio	11.04%	11.12%	11.39%	11.53%	11.25%
Book value per share	$9.62	$9.83	9.52	9.29	9.06
Tangible book value per share	$9.62	$9.83	9.52	9.29	9.06
Period end shares outstanding	8,562,209	8,575,253	8,575,398	8,575,555	8,556,255
Selected data:
Mortgage loans originated	$23,030	$37,860	31,966	34,451	33,146
Mortgage loans sold - servicing retained	$4,242	$6,043	3,615	7,010	6,889
Mortgage loans sold - servicing released	$15,320	$10,867	13,127	7,436	18,460
Mortgage loans serviced for others	$382,141	$385,861	395,091	409,429	417,649
Wealth assets under management / administration	$2,514,824	$2,243,595	2,195,258	2,262,064	2,247,630

	2006 Year-to-date	2005 Year-to-date
Selected ratios (annualized):
Return on average assets	1.72%	1.66%
Return on average shareholders’ equity	15.65%	15.44%
Yield on interest earning assets*	6.74%	6.09%
Cost of interest bearing funds	2.55%	1.47%
Net interest margin*	4.90%	5.04%
Mortgage loans originated	$127,307	193,324
Mortgage loans sold - servicing retained	$20,910	41,664
Mortgage loans sold - servicing released	$46,750	78,537

*	Yield on interest earning assets and net interest margin are calculated on a tax equivalent basis.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data

(Dollars in thousands)

December 31, 2006

(unaudited)

	As of
Balance Sheet For the period ended:	Dec 31, 2006	Sept 30, 2006	Jun 30, 2006	Mar 31, 2006	Dec 31, 2005
Assets
Interest bearing deposits with banks	$532	$544	$642	$508	$405
Fed funds sold	—	—	—	—	32,341
Investment securities	48,232	51,399	45,697	41,488	33,397
Loans held for sale	3,726	7,621	6,369	4,061	2,765
Portfolio loans:
Consumer	9,156	8,848	8,863	9,149	9,437
Commercial & industrial	175,278	177,797	166,442	165,508	170,283
Commercial mortgages	198,407	185,234	178,253	166,816	162,621
Construction	74,798	74,949	65,097	49,375	45,523
Residential mortgages	103,572	107,021	108,820	106,196	99,602
Home equity lines & loans	113,068	112,940	112,157	109,534	107,699
Leases	7,012	316	—	—	—

Total portfolio loans	681,291	667,105	639,632	606,578	595,165
Earning assets	733,781	726,669	692,340	652,635	664,073
Cash and due from	61,473	23,921	27,529	26,132	33,896
Allowance for loan and lease losses	(8,122)	(8,025)	(7,779)	(7,571)	(7,402)
Other assets	39,528	40,678	39,392	38,737	36,659

Total assets	$826,660	$783,243	$751,482	$709,933	$727,226

Interest-bearing checking	$143,742	$128,707	$134,754	$142,606	$154,319
Money market	111,338	112,360	106,401	115,920	112,319
Savings	40,441	41,640	43,303	44,830	46,258
Wholesale deposits	19,976	29,963	34,951	5,000	5,000
Time deposits	200,446	179,712	163,029	148,412	150,322

Interest-bearing deposits	515,943	492,382	482,438	456,768	468,218
Non-interest bearing deposits	198,546	145,872	152,092	151,324	168,042

Total deposits	714,489	638,254	634,530	608,092	636,260
Borrowed funds	15,000	46,300	22,700	8,000	—
Other liabilities	14,788	14,395	12,597	14,171	13,453
Shareholders’ equity	82,383	84,294	81,655	79,670	77,513

Total liabilities and shareholders’ equity	$826,660	$783,243	$751,482	$709,933	$727,226

Balance Sheet (average)	2006 4Q	2006 3Q	2006 2Q	2006 1Q	2005 4Q
Assets
Interest bearing deposits with banks	$500	$807	$687	$439	$1,176
Fed funds sold	1,291	3,345	1,467	6,161	8,115
Investment securities	51,658	49,103	44,197	37,069	34,501
Loans held for sale	4,312	5,910	3,304	3,217	3,142
Portfolio loans and leases	669,036	645,284	617,627	595,446	591,295

Earning assets	726,797	704,449	667,282	642,332	638,229
Cash and due from	27,030	25,373	24,666	24,332	25,754
Allowance for loan an lease losses	(8,189)	(7,904)	(7,686)	(7,524)	(7,460)
Other assets	40,374	37,267	37,803	35,819	35,161

Total assets	$786,012	$759,185	$722,065	$694,959	$691,684

Interest-bearing checking	$129,400	$132,826	$140,400	$141,504	$141,441
Money market	113,608	109,595	110,710	118,365	117,033
Savings	40,856	42,533	43,738	45,073	46,699
Wholesale deposits	19,957	19,956	1,425	—	—
Time deposits	193,166	187,083	164,803	147,610	143,156

Interest-bearing deposits	496,987	491,993	461,076	452,552	448,329
Non-interest bearing deposits	152,822	149,465	150,586	147,274	152,230

Total deposits	649,809	641,458	611,662	599,826	600,559
Borrowed funds	35,731	21,380	16,738	3,544	1,505
Other liabilities	15,702	13,966	13,487	13,419	13,534
Shareholders’ equity	84,770	82,381	80,178	78,170	76,086

Total liabilities and shareholders’ equity	$786,012	$759,185	$722,065	$694,959	$691,684

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data

(Dollars in thousands)

December 31, 2006

(unaudited)

Balance Sheet (average)	2006 Year-to-date	2005 Year-to-date
Assets
Interest bearing deposits with banks	$609	$2,398
Fed funds sold	3,053	6,281
Investment securities	46,482	35,918
Loans held for sale	4,333	6,742
Portfolio loans and leases	631,953	575,644

Earning assets	686,430	626,983
Cash and due from	25,358	29,918
Allowance for loan and lease losses	(7,828)	(7,283)
Other assets	36,737	33,312

Total assets	$740,697	$682,930

Interest-bearing checking	$136,062	$146,848
Money market	112,976	120,854
Savings	43,037	49,503
Wholesale deposits	10,473	—
Time deposits	173,271	130,668

Interest-bearing deposits	475,819	447,873
Non-interest bearing deposits	150,042	148,495

Total deposits	625,861	596,368
Borrowed funds	19,442	1,700
Other liabilities	14,136	11,370
Shareholders’ equity	81,258	73,492

Total liabilities and shareholders’ equity	$740,697	$682,930

Quarterly Average Balances and Tax Equivalent Income and Expense and Tax Equivalent Yields

	4rd Quarter 2006			3rd Quarter 2006			2nd Quarter 2006			1st Quarter 2006			4th Quarter 2005
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid
Assets:
Interest-bearing deposits with other banks	$500	$7	5.55%	$807	$11	5.41%	$687	$8	4.67%	$439	$5	4.62%	$1,176	$11	3.71%
Federal funds sold	1,291	17	5.22%	3,345	45	5.34%	1,467	18	4.92%	6,161	66	4.34%	8,115	85	4.16%
Investment securities available for sale:
Taxable	46,618	567	4.83%	44,132	503	4.52%	39,249	416	4.25%	32,055	306	3.87%	29,485	250	3.36%
Tax-exempt	5,040	58	4.57%	4,971	58	4.63%	4,948	59	4.78%	5,014	60	4.85%	5,016	60	4.75%

Investment securities available for sale	51,658	625	4.80%	49,103	561	4.53%	44,197	475	4.31%	37,069	366	4.00%	34,501	310	3.56%
Loans and leases	673,348	11,892	7.01%	651,194	11,494	7.00%	620,931	10,683	6.90%	598,663	9,987	6.77%	594,436	9,904	6.61%

Total interest earning assets	726,797	12,541	6.85%	704,449	12,111	6.82%	667,282	11,184	6.72%	642,332	10,424	6.58%	638,228	10,310	6.41%
Cash and due from banks	27,030			25,373			24,666			24,332			25,754
Less allowance for loan and lease losses	(8,189)			(7,904)			(7,686)			(7,524)			(7,460)
Other assets	40,374			37,267			37,803			35,819			35,162

Total assets	$786,012			$759,185			$722,065			$694,959			$691,684

Liabilities:
Savings, NOW and market rate deposits	$283,864	$1,066	1.49%	$284,954	$1,029	1.43%	$294,848	$914	1.24%	$304,942	$821	1.09%	$305,173	$764	0.99%
Wholesale deposits	19,957	281	5.59%	19,956	278	5.53%	1,425	20	5.63%	—	—		—	—
Time deposits	193,166	2,184	4.49%	187,083	2,026	4.30%	164,803	1,645	4.00%	147,610	1,301	3.57%	143,156	1,185	3.28%

Total interest-bearing deposits	496,987	3,531	2.82%	491,993	3,333	2.69%	461,076	2,579	2.24%	452,552	2,122	1.90%	448,329	1,949	1.72%
Short term borrowings	35,731	490	5.44%	21,380	294	5.46%	16,738	216	5.18%	3,544	42	4.81%	1,505	16	4.22%

Total interest-bearing liabilities	532,718	4,021	2.99%	513,373	3,627	2.80%	477,814	2,795	2.35%	456,096	2,164	1.92%	449,834	1,965	1.73%
Noninterest-bearing deposits	152,822			149,465			150,586			147,274			152,230
Other liabilities	15,702			13,966			13,487			13,419			13,534

Total noninterest-bearing liabilities	168,524			163,431			164,073			160,693			165,764
Total liabilities	701,242			676,804			641,887			616,789			615,598
Shareholders’ equity	84,770			82,381			80,178			78,170			76,086

Total liabilities and shareholders’ equity	$786,012			$759,185			$722,065			$694,959			$691,684

Interest income to earning assets	—	—	6.85%	—	—	6.82%	—	—	6.72%	—	—	6.58%	—	—	6.41%
Net interest spread			3.86			4.02			4.37			4.66			4.68
Effect of noninterest-bearing sources			0.79			0.76			0.67			0.56			0.51

Net interest income/ margin on earning assets	—	$8,520	4.65%	—	$8,484	4.78%	—	$8,389	5.04%	—	$8,260	5.22%	—	$8,345	5.19%

Tax equivalent adjustment		$95	0.05%		$94	0.05%		$86	0.05%		$79	0.05%		$75	0.05%

Non-accrual loans are included in the average loan balances.

Average Balances and Tax Equivalent Income and Expense and Tax Equivalent Yields

	For the Twelve Months ended Dec 31,
	2006			2005
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid
Assets:
Interest-bearing deposits with other banks	609	30	4.93%	2,398	76	3.17%
Federal funds sold	3,053	146	4.78%	6,281	210	3.34%
Investment securities available for sale
Taxable	41,489	1,790	4.31%	30,848	1,001	3.24%
Tax-exempt	4,993	237	4.75%	5,069	244	4.81%

Investment securities available for sale	46,482	2,027	4.36%	35,917	1,245	3.47%
Loans and leases	636,286	44,059	6.92%	582,386	36,676	6.30%

Total interest earning assets	686,430	46,262	6.74%	626,982	38,207	6.09%
Cash and due from banks	25,358			$29,918
Less allowance for loan and lease losses	(7,828)			(7,283)
Other assets	36,737			33,312

Total assets	$740,697			$682,929

Liabilities:
Savings, NOW and market rate deposits	$292,075	$3,850	1.32%	$317,205	$2,744	0.87%
Wholesale deposits	10,473	579	5.53%	—	—	0.00%
Time deposits	173,271	7,136	4.12%	130,667	3,799	2.91%

Total interest-bearing deposits	475,819	11,565	2.43%	447,872	6,543	1.46%
Short term borrowings**	19,442	1,042	5.36%	1,700	57	3.35

Total interest-bearing liabilities	495,261	12,607	2.55%	449,572	6,600	1.47%
Noninterest-bearing deposits	150,042			148,495
Other liabilities	14,136			11,370

Total noninterest-bearing liabilities	164,178			159,865
Total liabilities	659,439			609,437
Shareholders’ equity	81,258			73,492

Total liabilities and shareholders’ equity	$740,697			$682,929

Interest income to earning assets	—	—	6.74%	—	—	6.09%
Net interest spread			4.19			4.62
Effect of noninterest-bearing sources			0.71			0.42

Net interest income/ margin on earning assets	—	$33,655	4.90%	—	$31,607	5.04%

Tax equivalent adjustment		$356	0.05%		$256	0.04%

Non-accrual loans are included in the average loan balances.